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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULE 13D-1(A) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-2(A)


                                (AMENDMENT NO. 3)


                      ANNUITY AND LIFE RE (HOLDINGS), INC.
            --------------------------------------------------------
                                (Name of Issuer)

                         COMMON SHARES, PAR VALUE $1.00
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                   G03910 10 9
                ------------------------------------------------
                                 (CUSIP Number)
       ------------------------------------------------------------------

                             PAUL S. GIORDANO, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                                 XL CAPITAL LTD
                              (F/K/A EXEL LIMITED)
                                CUMBERLAND HOUSE
                               ONE VICTORIA STREET
                             HAMILTON HM 11, BERMUDA
                                 (441) 292-8515

                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                      AUTHORIZED TO RECEIVE COMMUNICATIONS)

                                   MAY 1, 2000
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13D-1(f) or 13d-1(g), check the following box: |_|.


Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Rule 13d-7(b) for other parties to whom copies are to be sent.


                                    SCHEDULE 13D
-----------------------------                            -----------------------

   CUSIP No. G03910 10 9                                   Page 2 of 4 Pages

-----------------------------                            -----------------------

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   1          NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                       XL CAPITAL LTD (F/K/A EXEL LIMITED)
                      I.R.S. IDENTIFICATION NO. 98-0058718
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   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  | |
                                                                      (b)  | |
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   3          SEC USE ONLY                                                 ||
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   4          SOURCE OF FUNDS
                    OO
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   5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)                               | |
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   6          CITIZENSHIP OR PLACE ORGANIZATION
                    CAYMAN ISLANDS
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               7
                   SOLE VOTING POWER
                         -2,970,213-

  NUMBER OF
              ------------------------------------------------------------------
               8
   SHARES          SHARED VOTING POWER
                         -0-

BENEFICIALLY
              ------------------------------------------------------------------
               9
  OWNED BY         SOLE DISPOSITIVE POWER
                         -0-

    EACH
              ------------------------------------------------------------------
               10
  REPORTING        SHARED DISPOSITIVE POWER
                         -0-

 PERSON WITH
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     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          -2,970,213-
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     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                      | |
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     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    11.6%
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     14       TYPE OF REPORTING PERSON
                    CO
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            XL Capital Ltd (f/k/a EXEL Limited) hereby amends the Schedule 13D originally filed with the Securities and Exchange Commission on April 30, 1998, as amended by Amendment No. 1 thereto filed with the Securities and Exchange Commission on January 18, 2000, and as further amended by Amendment No. 2 thereto filed with the Securities and Exchange Commission on March 15, 2000 (the "Schedule 13D"). Capitalized terms used without definition in this Amendment No. 3 to the Schedule 13D shall have the respective meanings ascribed thereto in the
Schedule 13D.


ITEM 7.     MATERIAL TO BE FILED AS EXHIBITS.


            Item 7 of the Schedule 13D is hereby amended by deleting the form of Letter Agreement previously filed as Exhibit 99.8 and replacing it with the attached Exhibit 99.8:


 99.8       Letter Agreement.







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                                   SIGNATURES


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 Dated:  June 1, 2000

                                    XL Capital Ltd



                                    By:  /s/Paul S. Giordano
                                    Name: Paul S. Giordano
                                    Title: Executive Vice President,
                                           General Counsel & Secretary